As filed with the Securities and Exchange Commission on August 27, 2013 Registration No. 333-

United states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1st United Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0925265
(State of incorporation)	(I.R.S. Employer Identification Number)

One North Federal Hwy.

Boca Raton, FL 33432

(Address of Principal Executive Offices)

2013 Incentive Plan

(Full Title of Plan)

John Marino President 1st United Bancorp, Inc. One North Federal Hwy. Boca Raton, Florida 33432 (561) 362-3435 (Name and Address of Agent for Service)	Copy To: Michael V. Mitrione, Esq. David C. Scileppi, Esq. Gunster, Yoakley & Stewart, P.A. 777 S. Flagler Drive, Ste. 500 East West Palm Beach, Florida 33401 Telephone: (561) 650-0553

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ❒	Accelerated filer ☒
Non-accelerated filer ❒	Smaller reporting company ❒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	1,704,403 shares(1)	$7.34 (2)	$ 12,510,318	$1,707
(1)	Represents shares of common stock to be registered under the 2013 Incentive Plan. The number of shares listed in the table is equal to 5% of the Registrant’s outstanding common stock on August 27, 2013. Pursuant to Section 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions under the anti-dilution provisions of the 2013 Incentive Plan.
(2)	The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the Common Stock as reported by Nasdaq Global Select Market on August 22, 2013.

EXPLANATORY NOTE

We are registering up to 5% of the issued and outstanding shares of our Common Stock under our 2013 Incentive Plan, with the filing of this Registration Statement on Form S-8. Our shareholders approved the 2013 Incentive Plan at our Annual Meeting of Shareholders held on May 28, 2013.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*We will send or give to our employees the documents containing the information specified in Part I as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (“Securities Act”). In accordance with the instructions in Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Commission are incorporated herein by reference (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission (the “Commission”):

(a) our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on February 8, 2013;

(b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the Commission on April 19, 2013 and July 23, 2013, respectively;

(c) our Current Reports on Form 8-K, filed with the Commission on January 30, 2013, March 25, 2013, May 30, 2013, and July 1, 2013 (as amended on July 23, 2013);

(d) the portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 12, 2013, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(g) the description of our Common Stock, $0.01 par value per share (“Common Stock”), included in our Registration Statement on Form 8-A filed with the Commission on September 17, 2009.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with the rules of the Commission), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporations Act (“FBCA”) authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

Under our Bylaws, we may indemnify our directors, officers, and so on to the fullest extent permitted by applicable law. We have entered into indemnification agreements with each member of the board of directors, which provide that we and our subsidiary, 1st United Bank, will indemnify each such person to the fullest extent permitted by applicable law.

Federal banking law, which is applicable to us as a financial holding company and to 1st United Bank as an insured depository institution, limits our ability and 1st United Bank’s ability to indemnify their directors and officers. Neither we nor 1st United Bank may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if, as a result of the banking agency action, the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of our affairs or those of 1st United Bank, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, we or 1st United Bank, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect our safety and soundness or the safety and soundness of 1st United Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse us or 1st United Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	2013 Incentive Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 5/30/13) (No. 001-34462)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 27th day of August, 2013.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Rudy E. Schupp
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John Marino, Warren S. Orlando, and Rudy E. Schupp and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Rudy E. Schupp Rudy E. Schupp	Director	August 27, 2013
/s/ John Marino John Marino	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	August 27, 2013
/s/ Warren S. Orlando Warren S. Orlando	Director	August 27, 2013
/s/ Paula Berliner Paula Berliner	Director	August 27, 2013
/s/ Derek C. Burke Derek C. Burke	Director	August 27, 2013

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/s/ Jeffery L. Carrier Jeffery L. Carrier	Director	August 27, 2013
/s/ Ronald A. David Ronald A. David	Director	August 27, 2013
/s/ James Evans James Evans	Director	August 27, 2013
/s/ Arthur S. Loring Arthur S. Loring	Director	August 27, 2013
/s/ Thomas E. Lynch Thomas E. Lynch	Director	August 27, 2013
/s/ Carlos Morrison Carlos Morrison	Director	August 27, 2013
/s/ Joseph W. Veccia Joseph W. Veccia	Director	August 27, 2013

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EXHIBIT INDEX

5.1	Opinion of Gunster, Yoakley & Stewart, P.A.
23.1	Consent of Crowe Horwath LLP
23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	2013 Incentive Plan - incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (filed 5/30/13) (No. 001-34462)